PART II - EXHIBIT 12
                                                      --------------------

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                                    AMERICAN BRANDS, INC. AND SUBSIDIARIES

                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (Dollar amounts in millions)



                                                                                                                        Six Months
                                                                                                                          Ended
                                                                    Years Ended December 31,                             June 30,
                                                 -------------------------------------------------------------        --------------
                                                   1989         1990          1991          1992          1993             1994
                                                   ----         ----          ----          ----          ----             ----
Earnings Available:
 Income before income
 taxes and minority interest.........          $1,065.2     $1,044.6      $1,241.4      $1,401.9      $1,079.6           $496.4

 Less:   Excess of earnings over
         dividends of less than
         fifty percent owned
         companies...................               0.1          0.1           0.1           0.3           0.8              0.3

         Capitalized interest........               1.9          1.5           1.0           1.0           2.5              1.3
                                               --------     --------      --------      --------      --------           ------
                                                1,063.2      1,043.0       1,240.3       1,400.6       1,076.3            494.8
                                               ========     ========      ========      ========      ========           ======


Fixed Charges:

 Interest expense (including
   capitalized interest) and
   amortization of debt discount
   and expenses......................             292.7        290.2         276.6         283.4         258.7            128.1
 Portion of rentals representative
   of an interest factor.............              22.0         27.6          30.7          32.6          30.1             15.6
                                               --------     --------      --------      --------      --------           ------
         Total Fixed Charges.........             314.7        317.8         307.3         316.0         288.8            143.7
                                               --------     --------      --------      --------      --------           ------
         Total Earnings Available....          $1,377.9     $1,360.8      $1,547.6      $1,716.6      $1,365.1           $638.5
                                               ========     ========      ========      ========      ========           ======
Ratio of Earnings to Fixed Charges....             4.38         4.28          5.04          5.43          4.73             4.44
                                                   ====         ====          ====          ====          ====             ====
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